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Exhibit 99.2

UNAUDITED PRO FORMA COMBINED
FINANCIAL STATEMENTS

        The unaudited pro forma combined statement of operations assumes the merger took place as of the commencement of the period presented and combines each company's consolidated statement of operations for the twelve-month period ended December 31, 2007 and for the nine-month period ended September 30, 2008. The unaudited pro forma combined financial information reflects the purchase method of accounting and is for illustrative purposes only. The unaudited pro forma combined financial information may have been different had the companies actually combined. The unaudited pro forma combined financial information does not reflect the effect of asset dispositions, if any, or revenue, cost, or other operating synergies that may result from the merger. The unaudited pro forma combined financial information includes, among other items, estimated adjustments to record assets and liabilities of BPOMS at their respective fair values, to reflect the issuance of Healthaxis shares to effect the merger, and to reflect acquisition costs in connection with the merger. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger.

        The unaudited pro forma combined balance sheet data assumes the merger took place as of September 30, 2008 and combines Healthaxis' September 30, 2008 consolidated balance sheet and BPOMS' September 30, 2008 consolidated balance sheet.

        The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated in an earlier period, nor is it necessarily indicative of future operating results or financial position.

        We incurred merger and integration costs as a result of combining our companies. We have estimated those costs were approximately $2.3 million before taxes. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. We have estimated those benefits will include a reduction of operating expenses in excess of $1.0 million per year largely due to a significant reduction in duplicative public company compliance costs. The anticipated benefits from the merger, the expected amount of the merger costs and the timing of their recognition and realization may be revised as additional information becomes available and additional analysis is performed. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma information does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined. These costs and benefits are not reflected in the pro forma data.

        The information in the following financial statements is based on, and should be read together with, the historical financial information and the pro forma financial information that appears elsewhere in this joint proxy statement. Because the merger is treated as a reverse merger for accounting purposes, upon completion of the merger, the acquiring entity is deemed to be BPOMS. As a result, the historical financial statements presented will be those of BPOMS and the operating results of Healthaxis will be reflected in the consolidated financial statements of BPOMS on a prospective basis.

BPO Management Services, Inc.

Unaudited Pro Forma Combined Balance Sheet

As of September 30, 2008

(Dollars in thousands except share data)

	Healthaxis	BPO Management Services	Pro Forma Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$2,191	2,911	$—		$5,102
Accounts receivable, net	2,413	4,952			7,365
Inventory consisting of finished goods	—	200	—		200
Prepaid expenses and other current assets	1,074	657	—		1,731

Total current assets	5,678	8,719	—		14,397
Property, equipment and software, less accumulated depreciation	1,148	4,905	—		6,053
Contract start-up costs, less accumulated amortization	889	—	—		889
Goodwill	3,870	10,392	(1,785	)(a)	12,477
Intangible assets, net of accumulated amortization	—	7,589	216	(b)	7,805
Other assets	139	443	—		582

Total assets	$11,724	$32,048	$(1,569)		$42,204

Liabilities and Stockholder's Equity
Current liabilities:
Current portion of long-term debt	$—	$1,570	$—		$1,570
Accounts payable	1,520	2,661	—		4,181
Accounts payable to related parties	129	—	—		129
Acrrued expenses	682	2,431	2,300	(c)	5,413
Accrued interest-related party	—	9	—		9
Accrued dividend payable	—	840	—		840
Accrued dividend payable-related party	—	504	—		504
Amount due former shareholders of acquired companies	—	1,000	—		1,000
Income taxes payable	—	173	—		173
Deferred revenues	924	2,733	—		3,657
Related party notes payable	—	1,000	—		1,000
Other current liabilities (Income taxes payable)	—	291	—		291
Working capital and equipment lines of credit	1,725	—	—		1,725
Post retirement and employment liabilities, current portion	121	—	—		121
Capital lease obligations, current portion	—	289	—		289

Total current liabilities	5,101	13,501	2,300		20,902
Long-term debt and capital leases	—	829	—		829
Post retirement and employment liabilities	648	—	—		648
Working capital and equipment lines of credit	162	—	—		162
Deferred rent	188	—	—		188
Other liabilities	202	33	—		235

Total liabilities	6,301	14,364	2,300		22,965
Commitments and contingencies
Stockholder's Equity:
Preferred stock	740	76	20,294	(d)	21,110
Common stock	844	127	498	(e)	1,469
Additional paid-in capital	450,773	32,359	(470,877	)(f)	12,255
Accumulated deficit	(446,934)	(15,135)	446,216	(f)	(15,852)
Accumulated other comprehensive income, foreign currency translation adjustments	—	258	—		258

Total stockholders' equity	5,423	17,685	(3,869)		19,239

Total liabilities and stockholders' equity	$11,724	$32,048	$(1,569)		$42,204

See accompanying notes to unaudited pro forma combined financial statements.

BPO Management Services, Inc.

Unaudited Pro Forma Combined Statement of Operations

Year Ended December 31, 2007

(Dollars in thousands except share data)

	Healthaxis	BPO Management Services	Pro Forma Adjustments	Pro Forma Combined
Revenue	$16,025	$16,469	$—	$32,494
Expenses:
Cost of revenues	12,317	8,046	—	20,363
Selling, general and administrative	3,139	11,966	—	15,105
Research and development	—	298	—	298
Depreciation and amortization	1,128	1,467	31 (a)	2,626
Share based compensation	301	361	—	662

Total expenses	16,885	22,137	31	39,053

Operating loss	(860)	(5,668)	(31)	(6,559)
Interest income (expense):
Related party interest expense	—	(117)	—	(117)
Amortization of related party debt discount	—	(594)	—	(594)
Other interest expense	(245)	(91)		(336)
Interest income and other, net	112	2	—	114

Total interest and other expense, net	(133)	(800)	—	(933)
Loss before income taxes	(993)	(6,468)	(31)	(7,492)
Income tax (provision) benefit	(12)	—	—	(12)

Net loss	$(1,005)	$(6,468)	$(31)	$(7,504)

Foreign currency translation gain (loss)	—	554		554
Comprehensive loss	(1,005)	(5,915)		(6,951)

Net loss per share of common stock (basic and diluted)	$(0.12)	$(0.67)		$(0.51)

Weighted average common shares and equivalents used in computing loss per share—basic and diluted	8,253,765	9,513,749		14,665,588 (b)

See accompanying notes to unaudited pro forma combined financial statements.

BPO Management Services, Inc.

Unaudited Pro Forma Combined Statement of Operations

Nine Months Ended September 30, 2008

(Dollars in thousands except share data)

	Healthaxis	BPO Management Services	Pro Forma Adjustments	Pro Forma Combined
Revenue	11,615	20,996	—	32,611
Expenses:
Cost of revenues	9,409	10,392	—	19,801
Selling, general and administrative	1,928	11,762	—	13,690
Research and development	—	228	—	228
Depreciation and amortization	859	2,193	15 (a)	3,068
Share based compensation	185	621	—	806
Goodwill impairment	7,406	—	—	7,406

Total expenses	19,787	25,197	15	44,999

Operating loss	(8,172)	(4,201)	(15)	(12,388)
Interest income (expense):
Related parties	—	(81)	—	(81)
Other interest expense	(126)	(174)		(300)
Interest income and other, net	19	—	—	19

Total interest and other expense, net	(107)	(254)	—	(361)
Loss before income taxes	(8,279)	(4,455)	(15)	(12,749)
Income tax (provision) benefit	(22)	(111)	—	(133)

Net loss	$(8,301)	$(4,566)	$(15)	$(12,882)

Foreign currency translation gain (loss)	—	(189)		(189)
Comprehensive loss	(8,301)	(4,754)		(13,071)

Net loss per share of common stock (basic and diluted)	$(0.99)	$(0.36)		$(0.88)

Weighted average common shares and equilivalents used in computing loss per share—basic and diluted	8,385,149	12,529,216		14,665,593 (b)

See accompanying notes to unaudited pro forma combined financial statements.

HEALTHAXIS AND BPOMS

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

Note 1—Basis of Presentation

        The unaudited pro forma condensed combined financial statements, which have been prepared by Healthaxis Inc. ("Healthaxis") and BPO Management Services, Inc. ("BPOMS"), have been derived from historical consolidated financial statements of Healthaxis and BPOMS.

        Upon completion of the merger, the pre-merger securityholders of Healthaxis will own approximately 25% of the fully diluted shares of the combined company and the pre-merger securityholders of BPOMS will own approximately 75% of the fully diluted shares of the combined company. In addition to considering these relative shareholdings, Healthaxis' and BPOMS' management also considered the proposed composition and terms of the board of directors, and the proposed structure and members of the executive management team of Healthaxis in determining the accounting acquirer. Based on the weight of these factors, Healthaxis' and BPOMS' management concluded that BPOMS was the accounting acquirer.

Note 2—The Transaction

        The proposed transaction is the acquisition of Healthaxis by BPOMS pursuant to the Agreement and Plan of Merger, dated as of September 5, 2008, and amended as of October 21, 2008, among Healthaxis, Outsourcing Merger Sub, Inc. and BPOMS (the "merger agreement"). The transaction is structured as a reverse merger in which Outsourcing Merger Sub will merge into BPOMS, with BPOMS surviving as a subsidiary of Healthaxis. Pursuant to the terms of the merger agreement, Healthaxis will issue shares of its common stock and a new series of preferred stock designated as Healthaxis Series B Convertible Preferred Stock in exchange for the outstanding stock and certain warrants held by BPOMS securityholders, and will reserve shares of its common stock for issuance upon the exercise of options and certain warrants assumed by Healthaxis in the merger. All shares of Healthaxis Series B Convertible Preferred Stock and shares of common stock issued or reserved for issuance pursuant to the terms of the merger agreement are referred to herein as the "Merger Stock Issuance."

Note 3—Pro Forma Assumptions and Adjustments

        The unaudited pro forma combined balance sheet includes the following pro forma adjustments:

  (a)
  To reduce the recorded balance of Healthaxis' goodwill based on the estimated purchase price allocation.

  (b)
  To record the net estimated value of customer relationships based on the estimated purchase price allocation.

  (c)
  To reflect direct expenses incurred as a result of the acquisition.

  (d)
  To record the par value of preferred stock issued as a result of the Merger Stock Issuance.

  (e)
  To record the par value of common stock issued as a result of the Merger Stock Issuance.

  (f)
  Elimination entries required under purchase accounting.

HEALTHAXIS AND BPOMS

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS (Continued)

Note 3—Pro Forma Assumptions and Adjustments (Continued)

        The unaudited pro forma combined statement of operations for the year ended December 31, 2007 includes the following pro forma adjustments:

  (a)
  To reflect the amortization of the net value of Healthaxis' customer relationships intangible of $216,000 assuming an amortization period of seven years.

  (b)
  The number of shares reflects the issuance of common shares in the merger and represents the common shares outstanding for the period presented.

        The unaudited Pro Forma Combined Statement of Operations for the nine months ended September 30, 2008 includes the following pro forma adjustments:

  (a)
  To reflect the amortization of the net value of Healthaxis' customer relationships intangible of $216,000 assuming an amortization period of seven years.

  (b)
  The number of shares reflects the issuance of common shares in the merger and represents the common shares outstanding for the period presented.

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  Exhibit 99.2